Exhibit 10.2

January 15, 2008

James Ham

304 Flagg Hill Road

Boxborough, MA 01719

Dear Jim:

The purpose of this Retention Agreement (“Agreement”) is to confirm the terms of your continued employment and retention by NitroMed, Inc. (“NitroMed”).  The economic benefits to be provided to you under this Agreement are contingent on your agreement to and compliance with the provisions of this Agreement.  This Agreement shall have an Effective Date as of January 15, 2008 (the “Effective Date”).

1.             Existing Agreements.  The parties acknowledge that: (i) you are a participant in the NitroMed, Inc. Executive Severance Benefit Plan, as amended, (the “Executive Severance Plan”) the terms of which are set out in related Summary Plan Description, and (ii) that you are party to a Change of Control Agreement (the “Change of Control Agreement”), the terms of both agreements being incorporated herein by reference.

2.             Retention Benefits.  In addition to the economic benefits that you are eligible to receive under either the Executive Severance Benefit Plan or the Change of Control Agreement, as applicable, and as an incentive for you to remain employed by NitroMed until the earlier of (i) July 15, 2008, (ii) termination of your employment in the sole discretion of NitroMed (the actual date of separation being deemed the “Separation Date”) or (iii) termination under the Change of Control Agreement (including, without limitation, a “Good Reason” termination pursuant to Section 1.4 thereof), NitroMed is also offering to provide you with the following Retention Benefits:

A.            A payment equal to fifty percent (50%) of your annualized base salary for a six month period.

B.            Eligibility to receive up to one hundred (100%) of your target 2008 bonus, pro-rated for six (6) months, which such bonus would be paid to you solely at the discretion of NitroMed’s Board of Directors.(1)

Such sums shall be paid in a lump-sum (less applicable state and federal taxes) within ten (10) days of the earlier of any of the events identified above.  In order to receive the Retention Benefits set forth in this Section, you must remain employed by NitroMed as set forth in this Section, and you further must at

(1)           By way of example, if your annualized salary is $200,000.00, your retention payment would be $50,000.00, and if your annualized bonus target is $80,000.00, the pro-rated bonus for which you would be eligible is $40,000.00, all less applicable state and federal taxes.

that time execute an agreement which will contain, among other provisions, a complete release of all claims against NitroMed.

3.             Other Agreements By You.

(i)            You hereby reaffirm your obligations set forth in the NitroMed, Inc. Inventions and Non-Disclosure Agreement previously executed between NitroMed and you (a copy of such agreement is being provided to you concurrently with this Agreement), which agreement is incorporated herein by reference.  You further agree to abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of NitroMed’s trade secrets and/or confidential and proprietary documents and information.

(ii)           You agree that during your continuing employment with NitroMed, and from and after any Separation Date, you will make yourself available to NitroMed, upon reasonable notice, either by telephone or, if NitroMed believes necessary, in person to assist NitroMed in any matter relating to the services performed by you during your employment with NitroMed including, but not limited to, transitioning your duties.  You further agree that you will cooperate fully with NitroMed in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of NitroMed, including any claim or action against its directors, officers and employees.  Your cooperation in connection with such claims or actions shall include, without limitation, your being available to meet with NitroMed to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting NitroMed.  NitroMed will reimburse you for all reasonable, documented, out-of-pocket expenses incurred by you in cooperating with NitroMed pursuant to this Section 3. You further agree that should an individual representing a party adverse to the business interests of NitroMed (including, without limitation, anyone threatening any form of legal action against NitroMed) contact you (directly or indirectly), you will promptly (within 48 hours) inform Matthew Ebert, Deputy General Counsel of NitroMed, of that fact.

Your breach of any obligation contained in this Section 3 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to NitroMed, will entitle NitroMed to recover any monies paid to you under Section 2 of this Agreement.

4.             Miscellaneous.  Except as expressly provided for herein, this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between NitroMed and you in respect of your retention by NitroMed.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by NitroMed and you.  This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall take effect as an instrument under seal within the Commonwealth of Massachusetts.  The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and retention of employment from NitroMed, shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  Both parties agree that any action, demand, claim or counterclaim relating to (i) your employment and any retention of your employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction.  Both parties further agree that any such action, demand, claim or counterclaim shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

It is NitroMed’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither NitroMed nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to me.

NitroMed, Inc.

Sincerely,

/s/ Kenneth M. Bate
Kenneth M. Bate
By Its: President and Chief Executive Officer

Dated:	January 15, 2008

Signed and Agreed To:

/s/ James G. Ham, III

Dated:	January 15, 2008